Exhibit (a)



                  THIS STOCKHOLDER AGREEMENT (this "Agreement"), dated as of August 9, 1999, is among Midnight Acquisition Holdings, Inc., a Delaware corporation ("Parent"), and Leslie B. Lewis, as trustee (the "Trustee") of the voting trust (the "Voting Trust") created under that certain Voting Trust Agreement dated as of January 11, 1993 (the "Voting Trust Agreement") and individually (the "Stockholder").

                                    RECITALS

                  WHEREAS, Parent, through a subsidiary ("Sub"), intends to enter into a business combination (the "Merger") with Asahi/America, Inc. (the "Company") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 9, 1999; and

                  WHEREAS, the Stockholder and the Trustee have agreed to vote all shares of Common Stock of the Company beneficially owned by them in favor of the Merger and Parent, the Trustee and the Stockholder desire to memorialize certain other agreements, all as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    AGREEMENT

                  1.  Certain Definitions.  For purposes of this Agreement:

                  "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

                  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")),

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including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

                  "Closing Date" shall mean the date set forth in the Merger Agreement as the closing date for the Merger.

                  "Common Stock" shall mean at any time the Common Stock, no par value, of the Company.

                  "Existing Shares" shall mean the shares of Common Stock Beneficially Owned by the Stockholder or the Trustee on the date hereof.

                  "Permitted Transfer" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

                  "Permitted Transferee" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, either of the Stockholder or of a Permitted Transferee; (B) upon the death of the Stockholder or any Permitted Transferee of the Stockholder, the executors of the estate of the Stockholder or such Permitted Transferee, and any of the Stockholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust for the benefit of the Stockholder or one or more Permitted Transferees; (D) upon the disability of either of the Stockholder or any Permitted Transferee, any guardian or conservator of the Stockholder or such Permitted Transferee; provided, however, that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement, agrees not to make an Acquisition Proposal, and agrees not to dissent in the Merger, all on terms reasonably acceptable to Parent. For purposes of this Agreement, when a Permitted Transferee has acquired Shares in accordance herewith, such person shall be deemed a "Stockholder" hereunder.

                  "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "Shares" shall mean the Existing Shares and any right to acquire shares of Common Stock owned on the date hereof and any shares of Common Stock or rights to acquire shares of Common Stock acquired by the Stockholder or the Trustee in any capacity after the date hereof and prior to the termination of this Agreement. "Shares" shall include (i) shares of Common Stock acquired upon the exercise of options, warrants or other rights to acquire shares; (ii) shares of Common Stock acquired upon the conversion or exchange of

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convertible or exchangeable securities; (iii) shares of Common Stock acquired by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise; and (iv) rights to acquire shares of Common Stock, vested or not, presently exercisable or not, including, but not limited to, options and warrants. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Shares.

                  2.       Voting Agreement.

                           (a) The Stockholder and the Trustee, subject to the terms of this Agreement, hereby irrevocably grant to, and appoint, Parent and any other Person designated by Parent from time to time, the Stockholder's and the Trustee's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's and the Trustee's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of (A) the Merger, (B) the Merger Agreement and
         (C) the transactions contemplated by the Merger Agreement, including, but not limited to, the sale of any subsidiary of the Company in accordance therewith and the amendments to the Articles of Organization of the Company contemplated thereby and (ii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); (B) any sale, lease or transfer by the Company of a material amount of assets (including stock) of the Company or any of its subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); and (C)(1) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries; (2) any change in the present capitalization of the Company or any of its subsidiaries including any proposal to issue an equity interest (or rights thereto) in the Company or any of its subsidiaries (except as contemplated by the Merger Agreement); (3) any amendment of the Company or any of its subsidiaries' charters or by-laws; (4) any other change in the Company or any of its subsidiaries' corporate structure or business (except as contemplated in the Merger Agreement); and (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2),
         (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or

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         adversely affect the Merger and the transactions contemplated by this
         Agreement and the Merger Agreement.

                           (b) The Stockholder and the Trustee represent that any proxies previously given in respect of the Stockholder's or the Trustee's Shares are not irrevocable, and that any such proxies are hereby revoked.

                           (c) The Stockholder and the Trustee hereby affirm that the irrevocable proxy set forth in this Section 2 is given to secure the performance of the duties of the Stockholder and the Trustee under this Agreement. The Stockholder and the Trustee hereby further affirm that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except in connection with the termination of this Agreement pursuant to Section 7 hereof. The Stockholder and the Trustee hereby ratify and confirm all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of Chapter 156B of the Massachusetts General Laws.

                           (d) The Stockholder and the Trustee agree that neither of them shall enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this
         Section 2. Further, the Stockholder and the Trustee agree that they will, if the Board of Directors of the Company fails or refuses to submit the Merger to the Company stockholders or if the Board of Directors withdraws its approval of the Merger, vote all Shares held of record or Beneficially Owned by them to (i) call or cause to be called a special meeting of stockholders of the Company (or effect a written consent) to remove the directors of the Company who have so failed or refused or voted in favor of such withdrawal, or to increase the size of the Board of Directors and elect a majority of new directors who will submit the Merger to the stockholders of the Company for a vote or reinstate such approval, and (ii) use their reasonable efforts to vote such Shares to effect such removal and replacement, or increase and election, and the submission of the Merger to the stockholders of the Company; and (iii), at any time if so requested by Parent, vote such Shares to approve all or any actions incident to the Merger or the other matters referred to in this Section 2 by stockholder written consent.

                  3.  Other Covenants of the Stockholder and the Trustee.

                      (a) Restriction on Transfer; Proxies and Non-interference. From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and except for (i) Permitted Transfers as expressly permitted herein and
           (ii) enforcement of the pledge pursuant to the Consumer Pledge and Security Agreement dated April 16, 1998, as amended to date, in favor of Boston Private Bank & Trust Company, the Stockholder and the Trustee agree that they shall not directly or indirectly:

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                                    (i) offer for sale, sell, transfer, tender,
                  pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), and shall, to the extent permitted by law, take all steps necessary to prevent the transfer of, any or all of the Shares or any interest therein except in connection with the transactions contemplated by the Merger Agreement except for the transfer of certain voting trust certificates held by persons other than the Stockholder and his immediate family;

                                    (ii) grant any proxies or powers of attorney
                  with respect to the Shares, deposit the Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to the Shares (except pursuant to the Voting Trust Agreement); or

                                    (iii) take any action (A) that would make
                  any representation or warranty of the Stockholder or the Trustee contained herein untrue or incorrect or would result in a breach by the Stockholder or the Trustee of their obligations under this Agreement or (B) to terminate the Voting Trust.

                         (b) No Solicitation. Subject to Section 3(f), from the date hereof until the Closing Date, or the earlier termination of this Agreement in accordance with Section 7 hereof, the Stockholder and the Trustee agree that they shall not, and shall not permit any of their respective representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Stockholder or the Trustee), directly or indirectly, to enter into, solicit, initiate or continue any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its affiliates, concerning any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal. The Stockholder and the Trustee agree that they will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, and immediately notify Parent of all material terms of any proposal which they may receive in respect of any such Acquisition Proposal, including the identity of the prospective purchaser or soliciting party if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with such a third party, including immediately reporting any material changes to the terms and conditions thereof.

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                           (c) Reliance. The Stockholder and the Trustee
         understand and acknowledge that Parent entered into the Merger Agreement in reliance upon their execution and delivery of this Agreement.

                           (d) Further Assurances. From time to time, at Parent's request and without further consideration, the Stockholder and the Trustee agree that they shall execute and deliver such additional documents and take all such further reasonable and lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the purposes of this Agreement.

                           (e) Stockholder Termination Fee. In the event that any Acquisition Proposal is consummated, then Stockholder shall pay to Parent as soon as practicable, but in no event later than two business days after receipt of the consideration paid to the Stockholder in connection with such Acquisition Proposal an amount (the "Stockholder Termination Fee") equal to the product of (x) the number of Shares Beneficially Owned by the Stockholder (for himself or for the benefit of another Person), multiplied by (y) the excess of the per share value of consideration paid or payable in consequence of consummation of the Acquisition Proposal (with the value of any non-cash consideration being determined by agreement of Parent and the Stockholder or, failing such agreement within 10 business days of consummation of such Acquisition Proposal, as provided below) over the Merger Consideration (as defined in the Merger Agreement). In the case of options on Shares, to the extent the same are canceled for a payment in cash (the "Option Payment"), the amount due hereunder shall be the amount by which the Option Payment exceeds the product of (a) the number of Shares underlying such options and (b) the Merger Consideration (as defined in the Merger Agreement). In the event that the consideration paid or payable in consequence of consummation of the Acquisition Proposal: (i) consists solely of cash, then the Stockholder Termination Fee shall be payable solely in cash, or (ii) consists of cash and other non-cash property, or solely non-cash property, then the Stockholder Termination Fee shall be payable in cash and such non-cash property in the same proportion as the cash bears to the value of the non-cash property issued or issuable in consequence of consummation of the Acquisition Proposal (as such value is determined herein).

                           If Parent and the Stockholder, as the case may be, fail to agree promptly on the value of such non-cash consideration, then the parties shall appoint an independent investment banking firm reasonably acceptable to Parent and the Stockholder to act as arbitrator (the "Arbitrator"). Upon the selection of the Arbitrator, Parent on the one hand and the Stockholder, on the other hand, shall deliver to the Arbitrator and to each other their last and final offer concurrently in writing (the "Certified Offers"). The Certified Offers shall list one amount which the submitting party asserts is the appropriate valuation of such non-cash consideration as of the date

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         of submittal. The Arbitrator's sole role shall be to select which one of the two Certified Offers most closely approximates the valuation the Arbitrator would have determined for such non-cash consideration, taking into account current market valuations of any publicly traded securities which constitute such non-cash consideration. The Arbitrator shall notify the parties of such determination. The determination of the Arbitrator shall be binding on the parties. All costs and expenses of the Arbitrator shall be borne by the parties whose Certified Offer is not selected.

                           The Stockholder acknowledges that the agreements contained in this Section 3(e) are an integral part of the transactions contemplated by this Agreement and the Merger. Accordingly, if the Stockholder shall fail to pay when due any amounts which shall become due under Section 3(e) hereof, the Stockholder shall in addition hereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the Prime Rate as announced from time to time by Citibank, N.A. as its "prime rate," "reference rate," "base rate" or other similar rate. Any payment required to be made pursuant to this
         Section 3(e) shall be made when due by wire transfer of immediately available funds to an account designated by Parent.

                           The parties agree and acknowledge that in the event that any Acquisition Proposal is consummated, it would be impracticable and extremely difficult to ascertain with certainty the amount of damages to Parent. Therefore, the parties agree that payment of the Stockholder Termination Fee pursuant to this Section 3(e) shall represent full liquidated damages hereunder in the event that any Acquisition Proposal is consummated. The parties agree that no party shall be liable for special, indirect, incidental or consequential damages of any nature arising from this Agreement.

                           (f) Fiduciary Duty of Directors. Parent agrees and acknowledges that the Stockholder is a director of the Company, and, in such capacity, has fiduciary duties to the stockholders of Company. Nothing in this Agreement (including, without limitation, Section 3(b)) shall be deemed to limit or affect the obligation of the Stockholder, as a director of the Company, to take any and all action as may be necessary in the exercise of his fiduciary duty to the stockholders of the Company.

                  4. Representations and Warranties of the Stockholder and the Trustee. The Stockholder and the Trustee, jointly and severally, hereby represent and warrant to Parent as follows:

                           (a) Ownership of Shares. The Stockholder and the Trustee are the record and/or Beneficial Owner of the Existing Shares set forth besides their names on

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         Exhibit A hereto. On the date hereof, the Existing Shares as set forth on Exhibit A constitute all of the Shares owned of record or Beneficially Owned by the Stockholder and the Trustee, respectively. With respect to the number of shares set forth opposite the Stockholder's and the Trustee's name on Exhibit A hereto, and with the exceptions noted thereon, if any, the Stockholder or the Trustee has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, and in the case of the Stockholder, sole power of disposition, sole power of conversion, sole power to demand appraisal rights with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The Initial Beneficiary (as defined in the Voting Trust Agreement) no longer has the power to direct voting of Shares or to terminate the Voting Trust.

                           (b) Due Authorization. The Stockholder and the Trustee have all requisite capacity, power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and the Trustee and constitutes a valid and binding agreement enforceable against the Stockholder and the Trustee in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (c) No Conflicts. Except for filings, authorizations, consents and approvals contemplated by the Merger Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder or the Trustee and the consummation by the Stockholder and the Trustee of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder or the Trustee, the consummation by the Stockholder or the Trustee of the transactions contemplated hereby or compliance by the Stockholder or the Trustee with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder or

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         the Trustee is a party or by which the Stockholder, the Trustee or any of their respective properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder, the Trustee or any of their respective properties or assets.

                           (d) No Encumbrances. Except as set forth on Exhibit A or as otherwise permitted herein, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by the Stockholder or the Trustee, or by a nominee, custodian or trust for the benefit of the Stockholder or the Trustee, as the case may be, free and clear of all liens, claims, security interests, proxies, voting trusts (except for the Voting Trust Agreement) or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

                           (e) Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder or the Trustee.

                  5. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder and the Trustee as follows:

                           (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by its Board of Directors and, except as contemplated in the Merger Agreement, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (b) Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                           (c) No Conflicts. Except for filings, authorizations, consents, and approvals contemplated by the Merger Agreement and necessary for the

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         consummation of the transactions contemplated hereby and thereby, (i)
         no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transaction contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or its respective properties or assets.

                  6.       Legend.

                           (a) The Stockholder and the Trustee agree with, and covenant to, Parent that the Stockholder and the Trustee shall not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is in compliance with this Agreement.

                           (b) The Stockholder and the Trustee agree that they shall promptly after the date hereof surrender to Parent all certificates representing the Shares held by the Stockholder or the Trustee, and Parent shall place the following legend on such certificates, which legend, except as otherwise expressly provided in this Agreement, shall remain on such certificates until the termination of this Agreement:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT, DATED AS OF AUGUST 9, 1999 AMONG CERTAIN STOCKHOLDERS AND MIDNIGHT ACQUISITION HOLDINGS, INC. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER OR ENCUMBRANCE AND VOTING. A COPY OF THE AGREEMENT IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY."

                  7. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Closing Date, (ii) March 31, 2000 or (iii) the date the Merger Agreement is terminated if the Merger Agreement is terminated pursuant to Section 8.01(a) or (c) of the Merger Agreement; provided, however,
                                                            --------  -------
that if the Merger Agreement is terminated pursuant to Section 8.01(c) of the Merger Agreement, such order, decree, ruling or other action shall not have resulted from any action taken by the Stockholder. The parties hereto agree that the provisions of Section 3(e) (but only to the extent an Acquisition Proposal is made, proposed, communicated, disclosed or consummated prior to termination hereunder) and Section 8 shall survive any termination of this Agreement, and no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  8. Confidentiality and Public Announcements. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases.

                  9.       General Provisions.

                           (a) Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

                           (b) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                                    (i)     if to Parent, to:

                                  Midnight Acquisition Holdings, Inc.
                                  c/o Asahi Organic Chemicals Industry Co., Ltd 15-9 Uchikanda 2-chome
                                  Chiyoda-ku, Tokyo   101-0047

                                  Japan
                                  Telephone:  03-3256-2451
                                  Telecopy:   03-3254-3473

                                  with copies to:

                                  Chadbourne & Parke LLP
                                  30 Rockefeller Plaza
                                  New York, NY  10112
                                  Attention: David M. Wilf, Esq.
                                  Telephone: (212) 408-5100
                                  Telecopy:  (212) 541-5369

                                    (ii) if to the Stockholder or the Trustee,
         to the respective addresses set forth on Exhibit A.

                           (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

                           (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                           (e) Assignment. Transfers, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by the Stockholder or the Trustee without the consent of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                           (f) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Massachusetts (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                           (g) Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                           (h) Injunctive Relief. Subject to the last paragraph of Section 3(e), the parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such Person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

                           (i) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                           (j) Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                           (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

                           (l) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (m) Binding Agreement. The Stockholder and the Trustee agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                           (n) Capacity. For purposes of this Agreement and the representations, covenants and promises contained herein, the Stockholder is acting solely in his capacity as stockholder (of record or beneficial) of, and not as a director, officer, employee, representative or agent of, the Company and as trustee under the Voting Trust Agreement.

                           (o) Consent and Jurisdiction. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in the Commonwealth of Massachusetts and each party irrevocably consents to personal jurisdiction in any and all tribunals in said State.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                        Midnight Acquisition Holdings, Inc.


                                        By:
                                           ------------------------------------
                                              Name:
                                              Title:





                                        --------------------------------------
                                        Leslie B. Lewis, Individually





                                        --------------------------------------
                                        Leslie B. Lewis, Trustee

                                    Exhibit A




                      Stockholder                           Existing Shares (#)
                      -----------

Leslie B. Lewis                                                   723,773*
120 Cabot Street
Chestnut Hill, Massachusetts  02167
Telephone No.:
Facsimile No.:


with a copy to:


Telephone No.:  617-951-6814
Facsimile No.:  617-951-1295
Attention:      Seth A. Berry, Esq.

Trustee                                                           207,257
c/o Gadsby & Hannah LLP
225 Franklin Street
Boston, MA  02110-2811
Telephone No.:  617-345-7000
Facsimile No.:  617-345-7050

         Total                                                    931,030


Total Outstanding

         3,427,217
         As of July 26, 1999
------------------------------









-------------------------------

* 624,150 Shares subject to pledge to Boston Private Bank & Trust Company pursuant to a Consumer Pledge and Security Agreement dated April 16, 1998, as amended to the date hereof.